Gresham Investment Management LLC

Code of Ethics

Gresham Investment Management LLC

Code of Ethics

10/14/2011 to Current

Table of Contents

3 – Statement of General Policy

5 – Definitions

6 – Standards of Business Conduct

7 – Prohibition Against Insider Trading

10 – Personal Securities and Commodities Transactions

12 – Gifts and Entertainment

13 – Protecting the Confidentiality of Client Information

15 – Compliance Procedures

17 – Certification

18 – Records

19 – Pay to Play

20 – Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Gresham Investment Management LLC (“Gresham”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Gresham and is designed to, among other things, govern personal securities and/or commodities trading activities in the accounts of employees. The Code is based upon the principle that Gresham and its employees owe a fiduciary duty to Gresham’s clients to conduct their affairs, including their personal securities and/or commodities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Gresham continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act and Section 4o of the Commodity Exchange Act, both Gresham and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with these sections involves more than acting with honesty and good faith alone. It means that the Gresham has a duty of utmost good faith to act solely in the best interest of its clients.

Gresham and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	to have a reasonable, independent basis for the investment advice provided;

•	to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	to be loyal to clients.

Gresham expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Gresham. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Gresham. Gresham’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities or commodities transaction being considered questionable. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Gresham in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the

CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities or commodities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO will periodically report to senior management of Gresham to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Employee” means any person who is employed by Gresham or is subject to its supervision and control.

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities or commodities, or nonpublic information regarding the portfolio holdings of any fund Gresham or its control affiliates manage; or is involved in making securities or commodities recommendations to clients that are nonpublic.

(Note: All of Gresham’s members and officers are presumed to be access persons.)

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household) or any other persons living in the employee’s household, and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Gresham or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Gresham or a control affiliate acts as the investment adviser or principal underwriter for the fund.

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“Supervised person” means members and officers of Gresham (or other persons occupying a similar status or performing similar functions); employees of Gresham; and any other person who provides advice on behalf of Gresham and is subject to its supervision and control.

Standards of Business Conduct

Gresham places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”), and the National Futures Association (“NFA”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Gresham’s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest or in accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family or persons living in the same household.

Section 206 of the Advisers Act and Section 4o of the Commodity Exchange Act make it unlawful for Gresham or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and the Commodity Exchange Act and the rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Gresham to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Gresham may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities or commodities trading and information handling by supervised persons of Gresham and their immediate family members.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Gresham), while in the possession of material, nonpublic information, nor may any personnel of Gresham communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a particular investment vehicle. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Any questions regarding material information should be directed to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities or the commodities market. Information about a significant order to purchase or sell securities or commodities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

The term “material nonpublic information” relates not only to issuers but also to Gresham’s securities or commodities recommendations and client securities or commodities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Gresham (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities or commodities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the CCO.

•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

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Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an access or supervised person of Gresham or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Gresham must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offerer or, the target company or anyone acting on behalf of either. Access or supervised persons of Gresham and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Gresham does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of access or supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all access or supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to The CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

7. Penalties for Insider Trading

In addition to any civil or criminal penalties which might apply, access and supervised persons who trade while in possession of material, nonpublic information or who communicate such information to others in violation of the law are subject to termination. See section 17 of the Gresham Investment Management LLC Compliance Policies and Procedures Manual for the firm’s Insider Trading Policy.

Personal Securities and Commodities Transactions

General Policy

Gresham has adopted the following principles governing personal investment activities by its supervised and access persons:

•	The interests of client accounts are the top priority at all times;

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No supervised person, with the exception of Gresham’s Chairman, may engage in personal trading of commodity-related products other than making an investment in an investment fund managed or sub-advised by Gresham;

•	Any participation by a supervised person in an investment fund managed or sub-advised by Gresham must be for investment purposes only, not trading;

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All personal transactions in securities and commodities will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No access person, including executive officers, shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein, without the prior written approval of the CCO who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings (Including Investment Funds or Private Accounts Managed or Sub-Advised by Gresham)

No access person, including executive officers, shall acquire beneficial ownership of any securities in a limited offering or private placement (including investment funds or private accounts managed or sub-advised by Gresham), without the prior written approval of the CCO, who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Moreover, 10 days written notice of additions or redemptions associated with such investments is required of access persons.

The Chairman’s Commodities Trading-Potential Conflicts and Mitigation

The Chairman (or entities he controls) may trade for his own accounts in the same financial instruments and commodity-related products in which Gresham transacts on behalf of its advisory clients. These proprietary investment activities could involve a conflict of interest in the sense that such trades may be different from, or opposite to, those of clients. It is possible that the Chairman’s accounts may not hold these positions for the same period of time or may be in different markets or in different delivery months of the same futures contract than positions Gresham takes on behalf of one or more clients’ accounts. Thus, Gresham cannot be sure that the Chairman’s proprietary trading results will be the same as the performance in any client’s account. Moreover, the Chairman may express views that are inconsistent with, or contrary to, the trading strategies Gresham undertakes on behalf of one or more clients. Finally, the Chairman’s proprietary trading in the same financial instruments and commodity-related products in which Gresham transacts on behalf of its advisory clients represents a potential conflict of interest were proprietary accounts to receive preferential treatment.

In order to mitigate the possibility of preferential treatment, the Chairman may not take the same positions as Gresham recommends for client accounts prior to, or on a more favorable basis than, client accounts on a given trading day. Accordingly, the execution of the Chairman’s proprietary transactions will occur, to the extent practicable, contemporaneously with any transactions for the same contracts that Gresham executes in the same implementation strategy for any of its advisory clients. Execution of any other transactions that the Chairman effects, taking the same positions in the same contracts on the same day as Gresham clients, must take place after execution of the client trades in the case of spread transactions, and at the close of the markets in the case of outright buy and sell transactions. There is a limited exception to the foregoing, permitting execution of the Chairman’s trades generated electronically by predetermined programs at times dictated by such programs.

Gifts and Entertainment

General Policy

Gresham’s policy with respect to gifts and entertainment is as follows:

•	Receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

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Gresham employees should not accept any gifts or favors that might influence the decisions you must make in business transactions involving Gresham, or that others might reasonably believe would influence those decisions;

•	Modest gifts, favors and entertainment, which would not be regarded by others as improper, may be accepted on an occasional basis, but must be approved and reported as set forth below; and

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Approval/Reporting Requirements

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Any Gresham employee who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Gresham, including gifts, gratuities, and entertainment (e.g., meals, drinks and tickets to athletic or theatrical events), with a value in excess of $100 (singly or in the aggregate over the course of a calendar year), must obtain approval from the CCO before acceptance;

•	All such gifts and entertainment received, regardless of value, must be reported to the CCO;

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The purpose of the above reporting requirement is to facilitate monitoring of aggregate values and to ensure compliance with applicable regulatory reporting requirements. However, the reporting of a gift or entertainment does not relieve any employee of the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Gresham, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Gresham to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Gresham’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Gresham’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Gresham does not share confidential client information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Gresham will require that any financial intermediary, agent or other service provider utilized by Gresham (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of confidential client information and use the information provided by Gresham only for the performance of the specific service requested by Gresham;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Gresham, or as otherwise required by any applicable law. In the event Gresham is compelled to disclose confidential client information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Gresham shall disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during their tenure or after the termination of their employment with Gresham, from disclosing confidential client information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose confidential client information only to such other supervised persons who need to have access to such information to deliver Gresham’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing confidential client information and, upon termination of their employment, must return all such documents to Gresham’s possession.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Gresham enforces the following policies and procedures to protect the security of confidential client information:

•	The firm restricts access to confidential client information to those access persons who need to know such information to provide Gresham’s services to clients;

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Any access person who is authorized to have access to confidential client information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any confidential client information shall be password secured and firewall protected from access by unauthorized persons; and

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Any conversations involving confidential client information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Gresham and all supervised persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Gresham has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Gresham’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the CCO.

Compliance Procedures

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, which must contain the information described below.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security; or, in the case of the Chairman, the commodity, exchange on which it trades, delivery month, and number of contracts (or in the case of over-the-counter contracts or derivatives, analogous information); in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

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The name of any broker, dealer, bank, or futures commission merchant (in the case of the Chairman), account name, number and location with whom the access person maintained an account in which any securities and/or commodities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than April 13 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security or commodity (in the case of the Chairman), in which the access persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security; or the commodity (in the case of Gresham’s chairman), exchange on which it trades, delivery month, and number of contracts (or in the case of over-the-counter contracts or derivatives, analogous information);

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security or commodity at which the transaction was effected;

•	The name of the broker, dealer, futures commission merchant or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to any of the following:

•	Transactions in securities or commodities effected for or held in any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities or commodities transaction confirmations or brokerage account statements that Gresham holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities or Commodities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with Gresham’s policies regarding personal securities or commodities transactions and applicable SEC, CFTC or NFA rules and regulations. The CCO may also initiate inquiries of access persons regarding personal securities or commodities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Gresham. Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person. The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of Gresham’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Gresham;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

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A record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Pay to Play

General Policy

It is Gresham’s policy to require employees to notify the company if they plan to make political contributions to state or local officials or political parties.

Employees who want to receive a more detailed understanding of the intricacies of this policy should ask the Compliance Department.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act and/or Section 4o of the Commodity Exchange Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm or an affiliate (if appropriate).